Exhibit 99.2

Consent of Morgan Stanley & Co. LLC

We hereby consent to the inclusion in the Registration Statement of ACE Limited on Form S-4 and in the Preliminary Joint Proxy Statement/Prospectus of ACE Limited and The Chubb Corporation, which is part of the Registration Statement, of our opinion dated June 30, 2015 appearing as Appendix D to such Preliminary Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “SUMMARY – Opinion of ACE’s Financial Advisor”, “RISK FACTORS – Risks Relating to the Merger”, “THE MERGER – Background of the Merger”, “THE MERGER – ACE’s Reasons for the Merger; Recommendation of the ACE Board” and “THE MERGER – Opinion of ACE’s Financial Advisor”. For the avoidance of doubt, the foregoing consent is limited to the date hereof and does not apply with respect to any registration statement or joint proxy statement/prospectus dated subsequent to the date hereof. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Morgan Stanley & Co. LLC

By: /s/ Morgan Stanley & Co. LLC

New York, New York

August 3, 2015